Exhibit 99.1

GLOBAL NET LEASE announces 100% of SECOND quarter RENT collected THROUGH MAY; approximately $270 million Q2 acquisitions closed or in pipeline

NEW YORK –June 8, 2021 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) announced today that it collected 100% of the original cash rent1 due for the months of April and May, 2021 as of June 7, 2021. The Company also announced that in Q1 and Q2 to date it had closed on or had in its forward acquisition pipeline eight properties for approximately $270 million.

“We continue to see attractive opportunities to expand GNL’s portfolio with additional high-quality industrial, distribution and office properties leased to strong tenants in our target markets” said James Nelson, CEO of GNL. “Our ongoing cash rent collection success reflects both the critical role our buildings play for our tenants and our team’s diligent underwriting standards of primarily credit-worthy tenants.”

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat the COVID-19, on the Company, the Company’s tenants and the global economy and financial markets and that the information about rent collections may not be indicative of any future period, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 26, 2021, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed on May 7, 2021, and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com

Phone: (212) 415-6510

1.	Includes amounts collected under original lease agreements and amended leases, including deferral arrangements entered into previous periods. The Company calculates “original cash rent collections” by comparing original cash rent due under its lease agreements to the total amount of rent collected during the period, which includes both original cash rent due and payments of amounts deferred from prior periods. Eliminating the impact of deferred rent paid, the Company collected 99% of original cash rent due.